Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

ATI Physical Therapy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Secondary Offering
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	12,273,125(2)	$6.60 (3)	$81,002,625	0.0001102	$8,926.49
	Total Offering Amounts					$81,002,625		$8,926.49
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$8,926.49

(1) In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our Class A common stock, par value $0.0001 per share (the “common stock”), the number of shares of common stock registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Represents the number of shares of Common Stock issuable upon conversion of the Registrant’s 8% Second Lien PIK Convertible Notes due 2028, registered for sale by the selling securityholders named in this registration statement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the New York Stock Exchange on August 2, 2023.